FOR IMMEDIATE RELEASE

Contact:         Robert S. Tissue, Sr. Vice President and CFO
Telephone:    (304) 530-0552
Email:             rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. TO EXPAND ITS VIRGINIA FRANCHISE

Announces Agreement to Acquire Greater Atlantic Financial Corp.

MOOREFIELD, W.Va.--(PRIMENEWSWIRE)--April 12, 2007--Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) today announced the signing of a definitive agreement (the “Agreement”) to acquire Greater Atlantic Financial Corp. (Pink Sheets: GAFC.PK) (“Greater Atlantic”) headquartered in Reston, Virginia. The acquisition of Greater Atlantic will serve to expand significantly Summit’s presence in its existing Virginia markets along the I-81 Corridor and in Loudoun County, as well as to provide Summit the opportunity to move into adjacent, new markets in northern Virginia and Maryland.

Greater Atlantic has entered into a definitive agreement with another financial institution to sell its Pasadena, Maryland branch office prior to the close of its transaction with Summit. Accordingly, Summit will acquire Greater Atlantic’s five remaining banking offices located in Reston, South Riding, New Market and Front Royal, Virginia and in Rockville, Maryland with assets totaling approximately $240 million. Upon completion of the acquisition, it is anticipated that Summit’s assets will total in excess of $1.5 billion, of which approximately 50 percent will be attributable to its banking franchise in Virginia and Maryland.

H. Charles Maddy, III, President and Chief Executive Officer of Summit, commented, “Greater Atlantic provides us with an opportunity to expand our presence in one of the best markets in the country. We know this market well and have been very successful in the de novo expansion of our community banking activities in northern Virginia over the past eight years. This acquisition will provide the critical mass to serve our customer base with greater convenience and greater visibility in the marketplace. Based on the strong demographics of the Greater Atlantic franchise, we anticipate that this transaction will also serve our shareholders handsomely.”

Under the terms of the Agreement, Summit will pay $4.60 per share in cash and stock for the outstanding common stock of Great Atlantic, subject to adjustment based on Greater Atlantic’s shareholders’ equity at the end of the month in which the sale of the Pasadena branch office is completed. If, at that month-end, Greater Atlantic’s shareholders’ equity, as adjusted in accordance with the terms of the Agreement, is less than $6.7 million, then the total aggregate value of the transaction consideration will be decreased dollar-for-dollar. If Greater Atlantic’s month end adjusted shareholders’ equity exceeds $6.7 million, then the aggregate value of the transaction consideration will be increased dollar-for-dollar, but only to the extent that the amount in excess of $6.7 million is attributable to the sale of the Pasadena branch office, net of all taxes, if any, Greater Atlantic would be required to pay. Greater Atlantic has entered into a definitive agreement with another financial institution to sell its Pasadena, Maryland branch office for a deposit premium of 8.5%, prior to the close to of its transaction with Summit. At March 31, 2007, the deposits at the Pasadena branch office approximated $50.9 million, resulting in a present deposit premium of $4.3 million. The aggregate value of the final transaction consideration will be determined before proxy solicitation materials are sent to Greater Atlantic’s shareholders for purposes of soliciting their vote on the transaction.

The final transaction consideration will be paid 70% in the form of Summit common stock and 30% in cash. The exchange ratio for determining the number of shares of Summit common stock to be issued for each share of Greater Atlantic’s common stock will be based on the average closing price of Summit’s common stock for the twenty trading days before the closing date of the transaction (“Summit’s Average Closing Stock Price”), subject to a “collar”. The collar ranges from $17.82 per share to $24.10 per share. If Summit’s Average Closing Stock Price falls within this range, then Greater Atlantic shareholders will receive shares of Summit’s common stock based on an exchange ratio equal to 70% of the final per share transaction consideration divided by Summit’s Average Closing Stock Price. However, if Summit’s Average Closing Stock Price is less than $17.82 per share, the exchange ratio will equal 70% of the final per share transaction consideration divided by $17.82; and if Summit’s Average Closing Stock Price is more than $24.10 per share, then the exchange ratio will equal 70% of the final per share transaction consideration divided by $24.10.

Solely for purposes of illustration, the following is a computation of the aggregate value of the transaction consideration if Greater Atlantic’s adjusted shareholders’ equity at the end of the month in which the Pasadena branch sale occurs is equal to $11.0 million (assuming Greater Atlantic’s adjusted shareholders’ equity without consideration of the Pasadena branch sale is $6.7 million, plus an assumed Pasadena branch sale deposit premium of $4.3 million). The aggregate value of the final transaction consideration would be approximately $18.2 million ($4.60 per share multiplied by Greater Atlantic’s present outstanding common shares of approximately 3,024,000, plus $4.3 million Pasadena branch deposit premium), or $6.03 per Greater Atlantic common share outstanding, representing approximately 1.66 times book value. Accordingly, at this price, Greater Atlantic’s shareholders would receive $1.81 in cash plus 0.2013 shares (assuming Summit’s Average Closing Stock Price equals $20.96, its closing price on April 11, 2007) of Summit common stock for each share of Greater Atlantic common stock owned.

Alternatively, the following is a computation of the aggregate value of the transaction consideration if Greater Atlantic’s adjusted shareholders’ equity at the end of the month in which the Pasadena branch sale occurs is equal to $10.5 million (assuming Greater Atlantic’s adjusted shareholders’ equity without consideration of the Pasadena branch sale is $6.2 million, plus an assumed Pasadena branch sale deposit premium of $4.3 million). The aggregate value of the final transaction consideration would be approximately $17.7 million ($4.60 per share multiplied by Greater Atlantic’s present outstanding common shares of approximately 3,024,000, less $500,000 representing the difference between $6.7 million and $6.2 million, plus $4.3 million Pasadena branch deposit premium), or $5.86 per Greater Atlantic common share outstanding, representing approximately 1.69 times book value. Accordingly, at this price, Greater Atlantic’s shareholders would receive $1.76 in cash plus 0.1956 shares (assuming Summit’s Average Closing Stock Price equals $20.96, its closing price on April 11, 2007) of Summit common stock for each share of Greater Atlantic common stock owned.

Summit expects this transaction will be $0.01 to $0.02 dilutive to its Q4 2007 earnings per share, $0.03 to $0.05 dilutive to its 2008 earnings per share, and $0.08 to $0.10 accretive to its 2009 earnings per share.

In addition to the receipt of Greater Atlantic’s shareholder approval, regulatory approvals, and other customary closing conditions, the completion of the merger is conditioned on Greater Atlantic having deposits, excluding municipal, wholesale and brokered deposits, of at least $144.0 million as of closing. At March 31, 2007, Greater Atlantic’s balance of such deposits, excluding the Pasadena office, approximated $157.9 million.

Summit and Greater Atlantic have each completed their due diligence.

The merger is expected to be completed in the fourth quarter of 2007, subject to regulatory and shareholder approvals. Immediately following the transaction, Summit intends to merge Greater Atlantic’s banking operations into Summit Community Bank.

ABOUT THE COMPANY

Summit Financial Group, Inc., a financial holding company with total assets of $1.2 billion, operates fifteen banking locations through its two wholly-owned community banks: Summit Community Bank, headquartered in Moorefield, West Virginia; and Shenandoah Valley National Bank in Winchester, Virginia. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger (the “Merger”) between Greater Atlantic Financial Corp. (“Greater Atlantic”) and Summit Financial Group, Inc. (“Summit”), including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the Merger; (ii) Summit’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of Summit and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Summit. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Summit and Greater Atlantic may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the Merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the stockholders of Greater Atlantic may fail to approve the Merger; (6) the planned sale of Greater Atlantic’s Pasadena, Maryland branch office may not be consummated; (7) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Summit and Greater Atlantic are engaged; (8) the interest rate environment may further compress margins and adversely affect net interest income; (9) results may be adversely affected by adverse changes to credit quality; (10) competition from other financial services companies in Summit’s and Greater Atlantic’s markets could adversely affect operations; and (11) an economic slowdown could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Summit’s and Greater Atlantic’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Internet site (http://www.sec.gov).

Summit cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Summit or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Summit does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information About the Merger and Where to Find It

Shareholders of Greater Atlantic and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 that Summit will file with the Securities and Exchange Commission in connection with the proposed merger because it will contain important information about Summit, Greater Atlantic, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors will be able to obtain all documents filed with the SEC by Summit free of charge at the SEC’s Internet site (http://www.sec.gov). In addition, documents filed with the SEC by Summit will be available free of charge from the Assistant Secretary of Summit Financial Group, Inc., 300 N. Main Street, Moorefield, West Virginia 26836; telephone (304) 530-1000.